EXHIBIT 5.1

DLA Piper Rudnick Gray Cary US LLP 4365 Executive Drive Suite 1100 San Diego, California 92121-2133 T 858.677.1439 F 858.677.1401 W www.dlapiper.com

March 10, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel for Tut Systems, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 375,000 shares of the Common Stock, $0.001 par value (“Common Stock”), of the Company which may be issued pursuant to the exercise of options granted under the Tut Systems 1998 Stock Plan (the “1998 Plan”) and up to 250,000 shares of Common Stock of the Company which may be issued pursuant to the 1998 Employee Stock Purchase Plan, as amended (the “Purchase Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 375,000 shares of Common Stock which may be issued upon exercise of options granted under the 1998 Plan and the 250,000 shares of Common Stock which may be issued pursuant to the Purchase Plan are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the 1998 Plan and the Purchase Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully Submitted,

/s/ DLA Piper Rudnick Gray Cary US LLP

DLA Piper Rudnick Gray Cary US LLP